Exhibit 99.1

PRESS RELEASE-

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Rob Fink/Brad Nelson
CEO	KCSA Strategic Communications
775-356-9029	212-896-1206 (Fink) /212-896-1249 (Nelson)
dbronicki@ormat.com	rfink@kcsa.com / bnelson@kcsa.com

Sarulla Consortium Signs $1.17 Billion Financing Agreements for

330 MW Sarulla Geothermal Project in Indonesia

Ormat is the supplier of $254 million equipment under the supply contract and holds an equity stake of 12.75%

RENO, Nev., March 28, 2014 - Ormat Technologies, Inc. (NYSE: ORA) announced today that members of the Sarulla Consortium comprising of Medco, Itochu, Kyushu and Ormat signed $1.17 billion project financing agreements to finance the development and construction of the 330-megawatt (MW) Sarulla geothermal project in Tapanuli Utara, North Sumatra in Indonesia.

Closing is expected in the second quarter of 2014 subject to fulfilment of certain conditions. Upon closing, the consortium is expected to begin construction with the first phase to commence operation in 2016. The remaining two phases are scheduled to be in commercial operation within 18 months of the first phase.

Ormat will supply its Ormat Energy Converters to the power plant and will add the $254 million supply contract to its product segment backlog once Notice to Proceed is issued, concurrently with the closing of the financing. According to the current project plan Ormat expects to recognize revenue from the project over the course of the next three to four years starting in the third quarter of 2014. In addition, Ormat, through its subsidiary Ormat International, Inc., holds a 12.75% equity stake in the Sarulla project.

These financing agreements were signed with the Japan Bank for International Cooperation (JBIC) and the Asian Development Bank (ADB), who serves as the lead structuring banks, six commercial banks (the Covered Lenders), as well as ADB in its capacity as implementing entity of the Clean Technology Fund and the Canadian Climate Fund.

The Sarulla project will obtain construction and term loans under a limited recourse financing package of direct loans from JBIC and ADB, as well as loans from the Covered Lenders backed by political risk guarantees from JBIC.

The project will be developed and implemented under a 30-year energy sales contract with Perusahaan Listrik Negara, the national electricity utility company, a 30-year joint operating contract with Pertamina Geothermal Energy, and a 20-year guarantee from the Ministry of Finance.

Dita Bronicki, chief executive officer of Ormat Technologies, said, “We are pleased to achieve this significant milestone as scheduled and look forward to continue execution on this exciting new development. We are appreciative for the hard work of the many parties that were involved in getting these agreements signed. We will continue the effort to close this financing and ultimately, supply clean, reliable electricity to the Indonesian market.”

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling over 1,750 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.